Exhibit 16.1

RBSM LLP

NEW YORK, NEW YORK

April 10, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Truli Technologies, Inc. (the “Company”) in Item 4.01(a) of Current Report dated April 10, 2019 on Form 8-K, (the “Form 8-K”), and we do not agree with the statements in the first sentence of paragraph two therein as related to our firm, because we issued an audit report on the Company’s financial statements for the years ended March 31, 2018 and 2017. We do not agree with the statements in the second sentence of paragraph two therein as related to our firm, to the extent such statements should refer to the fiscal years ended March 31, 2018 and 2017 and not to the fiscal year ended March 31, 2019. We have no basis to agree or disagree with the other statements in the Form 8-K.

Sincerely,

/s/ RBSM LLP